Exhibit 99.6

CONSULTING AGREEMENT

This Agreement is made as of June 21, 2004 by and between Pure Play Media Holdings, Inc. ("Company"), a Nevada corporation, with its principal offices at 19800 Nordhoff Place, Chatsworth, CA 91311, and Turner Stevens Inc. ("Consultant"), an Ontario corporation, with its principal offices at 60 Bristol Road East, Suite 442, Mississauga, Ontario Canada L4Z 3K8.

WHEREAS, the Company requires expertise in the area of business development to support its business and growth and desires to engage Consultant to provide such business development services and specifically to assist the Company with business development; corporate development; and

WHEREAS, Consultant, through its principals, agents and employees, has certain expertise in the evaluation of potential business opportunities and the implementation of various projects of the nature and type contemplated by the Company in its future expansion and development which Consultant has agreed to provide to the Company;

NOW, THEREFORE, in consideration of the premise and the mutual promises and covenants contained herein and subject specifically to the conditions hereof, and intending to be legally bound thereby, the parties agree as follows:

1.   Appointment of Consultant

The Company hereby appoints Consultant, and Consultant agrees to represent the Company, as a non-exclusive consultant to assist the Company in its business and corporate development, and to assist in the contemplated marketing and development of the Company in the United States. Consultant shall have the right during the term of this agreement to represent to the public that it is a consultant to the Company.

2.   Consultant's Rights and Duties

Consultant shall use its best efforts to assist the Company in its business and corporate development, including but not limited to:

(a) Assist in the development and implementation of the Company's business plan.

(b) Work with the Company's Auditors in order to assist the Company to comply with US accounting standards ("GAAP")

(c) Assist the Company in creating a corporate image.

(d) Assist the Company in maintaining proper US corporate compliance and governance.

(e) Assist the Company in implementing an Investor Relations program.

(f) Review any private placements.

3.   Company Obligations

(a) The Company, at its discretion, will be required to sign separate retention agreements with outside professionals. Such counsel may require that the Company sign a separate retainer agreement.

(b) The Company's officers, attorneys and accountants will have to be ready to answer questions from the SEC, NASDAQ and/or other regulatory agencies, markets or exchanges. For NASDAQ applications, expect several rounds of comments. If the Company desires an OTC:BB or American Stock Exchange Listing, the Company will need to follow a similar application process.

(c) The Company will need to have audited financial statements for at least the last two fiscal years prepared in accordance with US GAAP. In addition, the Company will need to prepare and present quarterly information that has been reviewed by an independent auditor for the previous two years and on a "go-forward basis".

4.   Company Information

In connection with Consultant's performance of its duties hereunder, the Company shall (i) provide Consultant, on a timely basis, all information reasonably requested by Consultant, and (ii) make its officers and professionals available to Consultant and such third parties as Consultant shall designate at reasonable times and upon reasonable notice.

5.   Confidential Information

Consultant acknowledges that, in the course of performing its duties hereunder, it may obtain information relating to the Company, which the Company has marked as confidential ("Confidential Information"). Consultant shall hold at all times, both during the term of this agreement and at all times thereafter, such Confidential Information in the strictest confidence, and shall not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties pursuant to this agreement, without the Company's prior written consent. Consultant shall not disclose any Confidential Information to any person or entity, other than to Consultant's employees or consultants as may be reasonably necessary for purposes of performing its duties hereunder, without the Company's prior written consent. The foregoing notwithstanding, the term "Confidential Information" shall not include information which (i) becomes generally available to the public, other than as a result of a breach hereof, (ii) was available on a non-confidential basis prior to its disclosure to Consultant by the Company, or (iii) becomes available to Consultant on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with respect to such information. The foregoing notwithstanding, Consultant may disclose Confidential Information to the extent required by law or regulation, including but not limited to court orders, subpoenas, civil investigative demands and interrogatories.

6.   Compensation

As compensation for Consultant's services, the Company shall pay Consultant a minimum total of US$100,000.00 as follows;

       (a) $10,000.00 upon the execution of this agreement.

       (b) $7,000.00 per month, payable on the 1st day of each month, for up to an eleven month period, and;

       (c) $7,000.00 to be paid when the Company effectively becomes a reporting issuer with the SEC, and

       (d) $6,000.00 or the balance of total compensation, whichever is greater, when issued a trading symbol by the NASD.

       (e) The Company will pay Consultant an additional $5,000.00 per month which will commence the first day of the following month after the Company obtains a trading symbol on a North American
       Exchange, and expire at the end of the term as defined in paragraph 10.

7.   Expense Reimbursement

The Company shall reimburse Consultant periodically for its reasonable out-of-pocket expenses (excluding compensation to Consultant's employees) arising from Consultant's performance hereunder.

8.   Indemnification

The Company agrees to indemnify and hold harmless Consultant (including each of its directors, officers, employees, partners and agents) with respect to any liability (and actions in respect thereof) incurred by Consultant by virtue of its retention hereunder and shall reimburse Consultant for any legal or other expenses reasonably incurred in connection with investigating or defending any such liability or action, provided that the Company shall have the right to control the defense of any claim giving rise to such liability and no such claim shall be settled without the consent of the Company. The foregoing provisions shall survive termination of this Agreement and any investigation with respect thereto by any party hereto.

Furthermore, the Company understands and agrees that its financial statements, any filings which the Company makes with the SEC, NASD, state regulators or any market or exchange and the contents thereof are ultimately the responsibility of the Company and its officers and directors. Consultant can assist and advise you in the preparation of such filings but the Company must approve and is responsible for the contents of all filings.

9.   Other Engagements

The Company acknowledges that Consultant is and will be acting as a consultant to other business enterprises seeking business development, investment banking and/or other services normally provided by Consultant and agrees that Consultant's provision of services to such enterprises shall not constitute a breach hereof or of any duty owed to the Company by virtue of this agreement.

10.   Term

This agreement is effective upon execution by the Company as provided below and shall continue in effect for 36 months or until terminated by either party pursuant to Section 11.

11.   Termination

Either party may terminate this agreement at any time and for any reason, with or without cause, upon giving 30 days written notice of termination to the other party; provided, however, that Consultant shall be entitled to full compensation, as set forth in Section 6, up to the date of termination, regardless of the reason for the termination and shall be paid all expenses incurred in connection with its acting as a Consultant to the Company pursuant to Section 7.

12.   General Provisions

(a) This agreement shall be governed by and under the laws of the Province of Ontario without giving effect to conflicts of law principles. If any provision hereof is found invalid or unenforceable, that part shall be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this agreement shall remain in full force and effect.

(b) This agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof. This agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties.

(c) Any notice or other communication pursuant hereto shall be given to a party at its address first set forth below (i) personal delivery, (ii) commercial overnight courier with written verification of receipt, or (iii) registered or certified mail. If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three (3) days after the date of authorized delivery.

PURE PLAY MEDIA HOLDINGS, INC.               TURNER STEVENS INC.
55A Guardsman Road,                                                 60 Bristol Road East, Suite 442,
Thornhill, ON Canada L3T 6L2                                    Mississauga, ON Canada L4Z 3K8.
Fax: 905 731 5838                                                       Fax: 905 795 0655
Att: Richard Arnold                                                       Att: Bruce Turner

(d) This agreement may be executed in counterparts, each one of which shall constitute an original and all of which taken together shall constitute one document. The Company shall confirm that the foregoing is in accordance with its understanding by signing and returning to Consultant the enclosed copy of this agreement, which shall become a binding agreement upon Consultant's receipt.

      IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first written above.

TURNER STEVENS INC.

     /s/ Bruce Turner
        Bruce Turner

PURE PLAY MEDIA HOLDINGS, INC.

     /s/ Richard Arnold
       Richard Arnold